AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is dated this 28th day of February, 2006, by and among First Potomac Management, Inc., a Delaware corporation (the “Corporation”), the holders of the Corporation’s common stock listed in Section 4.1.8 hereof (the “Corporation Stockholders”) and First Potomac Realty Trust, a Delaware real estate investment trust (the “Trust”).

RECITALS

WHEREAS, the board of directors of the Corporation and the Corporation Stockholders and the board of trustees of the Trust have approved the merger of the Corporation into the Trust (the “Merger”); and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, each of the parties to this Agreement desires to make certain agreements in connection with the Merger.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. THE MERGER.

1.1 The Merger.

1.1.1 On the Effective Date (as defined in Section 1.2) and subject to the terms and conditions of this Agreement, the Corporation shall be merged with and into the Trust and the separate existence of the Corporation shall thereupon cease, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Maryland REIT Law.

1.1.2 The Trust shall be the surviving entity in the Merger (sometimes referred to herein as the “Surviving Entity”) and shall continue to be governed by the laws of the State of Maryland, and the separate existence of the Trust and all of its rights, privileges, immunities and franchises, public or private, and all its duties and liabilities as a real estate investment trust (“REIT”) organized under the Maryland REIT Law, will continue unaffected by the Merger.

1.1.3 The Merger will have the effects specified by the DGCL and the Maryland REIT Law.

1.2 Effective Date. As soon as practicable, the Corporation and the Trust will cause (i) Articles of Merger substantially in the form attached hereto as Exhibit A (the “Articles of Merger”) to be filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) and (ii) a Certificate of Merger substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware. Subject to and in accordance with the laws of the State of Maryland, the Merger will become effective on the date and time specified in the Articles of Merger, which date shall not be later than thirty (30) days after the Articles of Merger are accepted for record by the SDAT (the “Effective Date”).

2. THE SURVIVING ENTITY.

2.1 Declaration of Trust. The Declaration of Trust, filed with the SDAT on July 14, 2003, as amended and restated in substantially the form attached hereto as Exhibit C shall be the Declaration of Trust of the Surviving Entity from and after the Effective Date.

2.2 Trustees. The trustees of the Trust after the Effective Date shall be those individuals serving as the trustees of the Trust immediately before the Effective Date.

3. CONVERSION OF SHARES.

3.1 Capital Shares of the Trust. At the Effective Date, each then outstanding common share of beneficial interest of the Trust shall remain outstanding and each certificate therefor shall continue to evidence fully paid and nonassessable common shares of beneficial interest of the Trust, $0.001 par value per share (“Trust Shares”).

3.2 Conversion of Corporation’s Shares. At the Effective Date, by virtue of the Merger and without any action on the part of any holder of any common stock of the Corporation, each issued and outstanding share of the Corporation’s common stock, $0.01 par value per share (the “Corporation’s Stock”), shall be converted into, and become exchangeable for, 116.6665 validly issued, fully paid and nonassessable Trust Shares.

3.3 Exchange of Stock Certificates.

3.3.1 The Trust Shares into which the Corporation’s Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Date.

3.3.2 From and after the Effective Date, each holder of a certificate which immediately prior to the Effective Date represented outstanding shares of the Corporation’s Stock, shall be entitled to receive in exchange therefor, upon surrender thereof to the Trust, a certificate representing the number of Trust Shares into which such holder’s shares of the Corporation’s Stock were converted pursuant to Section 3.1. Notwithstanding any other provision of this Agreement, until holders or transferees of certificates which immediately prior to the Effective Date represented shares of the Corporation’s Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any Trust Shares represented by such certificates. Upon surrender of a certificate which immediately prior to the Effective Date represented outstanding shares of the Corporation’s Stock, there shall be paid to the holder of such certificate the amount of any dividends which were payable after the Effective Date, but which were not paid by reason of the foregoing, with respect to the number of Trust Shares represented by the certificate or certificates issued upon such surrender. If any certificate for Trust Shares is to be issued in a name other than that in which the certificate, which immediately prior to the Effective Date represented shares of the Corporation’s Stock surrendered in exchange therefor, is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such Trust Shares in a name other than that of the registered holder of any such certificate surrendered.

3.3.3 Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional Trust Shares shall be issued upon the surrender for exchange of the Corporation’s Stock pursuant to the Merger and no dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of the Corporation’s Stock who would otherwise have been entitled to a fraction of a Trust Share upon surrender of the Corporation’s Stock for exchange pursuant to this Section 3, shall be entitled to receive from the Trust a cash payment in lieu of such fractional share equal to the last reported sales price per Trust Share on the New York Stock Exchange on the business day prior to the surrender of such certificate.

3.3.4 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, holders of shares of the Corporation’s Stock with respect to which dissenters’ rights, if any, are granted by reason of the Merger under the DGCL and who do not vote in favor of the Merger and otherwise comply with the DGCL (“Dissenting Shares”), shall not be entitled to receive Trust Shares pursuant to Section 3.1, unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and shall be entitled to receive only the payment provided for pursuant to the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s dissenters’ rights under the DGCL, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Date, the right to receive the Trust Shares pursuant to this Section 3.

3.3.5 Closing of Transfer Books. From and after the Effective Date, the stock transfer books of the Corporation shall be closed and no transfer of shares of the Corporation’s Stock shall thereafter be made.

4. REPRESENTATIONS AND WARRANTIES.

4.1 Representations and Warranties of the Corporation and the Corporation Stockholders. The Corporation and the Corporation Stockholders each jointly and severally represents and warrants to the Trust, as of the date of this Agreement and as of the Effective Date that:

4.1.1 Organization. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; and has all requisite corporate power and authority to own, operate, and lease its properties, to carry on its business as now being conducted, to enter into this Agreement, and to carry out the transactions contemplated hereby.

4.1.2 Authorization. The Corporation’s board of directors and Corporation Stockholders have duly approved the execution, delivery and performance of this Agreement, the Merger and the transactions contemplated hereby; and this Agreement has been properly executed by the duly-authorized officers of the Corporation, is the valid and binding obligation of the Corporation and the Corporation Stockholders, and is enforceable in accordance with its terms.

4.1.3 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, violate the terms of or constitute a breach of default of or under the Corporation’s Charter or Bylaws, any agreement to which the Corporation or any Corporation Stockholder is a party, any order, judgment, or decree applicable to the Corporation or any Corporation Stockholder, or any law, administrative directive, or regulation applicable to the Corporation or any Corporation Stockholder.

4.1.4 Assets and Liabilities. The sole asset of the Corporation at the Effective Date is 233,333 units of limited partnership interest in First Potomac Realty Investment Limited Partnership (the “OP Units”). The Corporation has no liabilities. The Corporation is the sole owner of and has good and marketable title to the OP Units, free of liens, claims, charges, imperfections of title, obligations, restrictions, or encumbrances of any kind or nature.

4.1.5 Consents and Approvals. Except for the filing of the Articles of Merger and the Certificate of Merger, no consent, approval, or authorization of or designation, declaration, or filing with any governmental authority or other person or entity is required on the part of the Corporation or any Corporation Stockholder in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.1.6 Bankruptcy. The Corporation is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

4.1.7 Prior Transfers. There were no transfers of the Corporation’s Stock by any holders thereof prior to the Effective Date which were made in contemplation of the Merger.

4.1.8 Capital Stock, Convertible Securities and Options. The Corporation has two thousand (2,000) shares of capital stock outstanding which are owned by the following persons in the following amounts:

Louis T. Donatelli Douglas J. Donatelli Nicholas R. Smith Barry H. Bass James H. Dawson Kyung Rhee	729 shares 567 shares 324 shares 100 shares 180 shares 100 shares

All of the outstanding shares of capital stock of the Corporation have been validly issued, fully paid and are nonassessable. None of the outstanding shares of the Corporation have been issued in violation of any preemptive rights or federal or state securities laws. On the date hereof and on the Effective Date, the Corporation does and will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any capital stock in the Corporation.

4.1.9 Taxes. As of the date of its incorporation and at all times thereafter, the Corporation has been and continues to be an “S corporation,” within the meaning of Section 1361(a)(1) of the Code pursuant to an election filed in accordance with Section 1362(a) and (b) of the Code and the regulations thereunder. Neither the Corporation nor the Corporation Stockholders have taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as an “S corporation”, and no such challenge is pending. Neither the Corporation, nor any entity to whose liabilities the Corporation has succeeded, has filed or been included in a consolidated, unitary, or combined tax return with another person. The Corporation (a) has timely filed all Tax returns and reports required to be filed by it, and all such returns and reports are true, accurate and complete in all material respects, and (b) has paid within the time and manner prescribed by law, all Taxes shown on such returns and reports as required to be paid by it. The Corporation has established on its books and records reserves that are adequate for the payment of all material liabilities for Taxes accruing through the period covered by such books and records and, until the Effective Date, shall continue to establish and maintain reserves that are adequate for the payment of all material liabilities for Taxes accruing through the Effective Date. No material unpaid deficiencies for any Taxes have been proposed, asserted or assessed against the Corporation, including claims by any taxing authority in a jurisdiction where the Corporation does not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. There have been no income tax examination reports or statements of deficiencies assessed against the Corporation, which have been agreed to by the Corporation. The Corporation does not hold any asset (x) the disposition of which would be subject to rules of Section 1374 of the Code or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder. The Corporation does not have any C corporation earnings and profits nor has it succeeded to any C corporation earnings and profits of a predecessor entity. The Corporation (A) has not filed a consent under Section 341(f) of the Code concerning collapsible corporations or (B) is not a party to any Tax allocation or sharing agreement with a third party. The Corporation does not have any material liability for the Taxes of any person other than the Corporation (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, (D) by operation of law, or (E) otherwise. The Corporation has not made any payments, is not obligated to make any payments, or is not a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code with respect to any taxable year for which Tax returns have not been filed. The Corporation has disclosed to the IRS all positions taken on its Federal Income Tax returns which could reasonably be expected to give rise to a penalty for substantial understatement of tax under Section 6662 of the Code. As used in this Agreement, “Taxes” or “Tax” includes all federal, state, local and foreign income, property, sales, use, franchise, employment, payroll, excise, environmental and other taxes of any native whatsoever, together with penalties, interest or additions to Tax with respect thereto.

4.2 Representations and Warranties of the Trust. The Trust represents and warrants to the Corporation, as of the date of this Agreement and as of the Effective Date that:

4.2.1 Organization. The Trust is a REIT duly formed, validly existing, and in good standing under the laws of the State of Maryland; and has all requisite power and authority to own, operate, and lease its properties, to carry on its business as now being conducted, to enter into this Agreement, and to carry out the contemplated transactions.

4.2.2 Authorization. The board of trustees of the Trust have duly approved the execution, delivery and performance of this Agreement, the Merger and the contemplated transactions; this Agreement has been properly executed by a duly-authorized officer of the Trust, is the valid and binding obligation of the Trust, and is enforceable in accordance with its terms.

4.2.3 No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, violate the terms of or constitute a breach of default of or under the Trust’s Declaration of Trust or Bylaws.

4.2.4 Consents and Approvals. Other than the filing of the Articles of Merger and the Certificate of Merger, no consent, approval, or authorization of or designation, declaration, or filing with any governmental authority or other person or entity is required on the part of the Trust in connection with the execution, delivery or performance of this Agreement or the consummation of the contemplated transactions.

4.2.5 Dispositions. The Trust has no plan or intention to sell or otherwise dispose of any of the assets of the Corporation acquired in the transaction, except for dispositions made in the ordinary course of business.

4.2.6 Bankruptcy. The Trust is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

5. INDEMNIFICATION. The Corporation and each of the Corporation Stockholders, severally, shall indemnify, defend and hold harmless the Trust from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses asserted against or suffered by the Trust resulting from or arising out of (i) the existence of any fact, circumstances or condition constituting a breach or violation of any of the representations and warranties of the Corporation and the Corporation Stockholders contained in Section 4.1 hereof and (ii) any and all liabilities of the Corporation existing prior to the Effective Date.

6. CONDITIONS OF CLOSING.

6.1 Conditions of the Corporation. Except as may be waived in writing by the Corporation, the obligations of the Corporation to consummate the transactions contemplated hereby are subject to the satisfaction of the condition that as of the Effective Date the representations and warranties set forth in Section 4.2 hereof shall be true and complete as if made as of the Effective Date.

6.2 Conditions of the Trust. Except as may be waived in writing by the Trust, the obligations of the Trust to consummate the transactions contemplated hereby are subject to the satisfaction of the condition that as of the Effective Date the representations and warranties set forth in Section 4.1 shall be true and complete as if made as of the Effective Date.

7. MISCELLANEOUS.

7.1 Notices. Any notice or other communication (“Notice”) required or permitted under this Agreement shall be in writing and either delivered personally or sent by facsimile, overnight delivery, express mail, or certified or registered mail, postage prepaid, return receipt requested. A Notice delivered personally shall be deemed given only if acknowledged in writing by the person to whom it is given. A Notice sent by facsimile shall be deemed given when transmitted, provided that confirmation of that transmission was received. A Notice sent by overnight delivery or express mail shall be deemed given twenty-four (24) hours after having been sent. A Notice that is sent by certified mail or registered mail shall be deemed given forty-eight (48) hours after it is mailed. If any time period in this Agreement commences upon the delivery of Notice to any one or more parties, the time period shall commence only when all of the required Notices have been deemed given. Notices shall be addressed to the last known address of the party, provided that either party may designate, by Notice to the other, substitute addresses, addressees or facsimile numbers for Notices, and thereafter, Notices are to be directed to those substitute addresses, addressees or facsimile numbers.

7.2 Governing Law. The laws of the State of Maryland shall govern the validity and construction of this Agreement, without regard to the principles of conflicts of laws.

7.3 Consent to Jurisdiction. The parties hereby submit to the jurisdiction and venue of the courts of the State of Maryland.

7.4 Severability. A ruling by any court that one or more of the provisions contained in this Agreement is invalid, illegal or unenforceable in any respect shall not affect any other provision of this Agreement. Thereafter, this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had been amended to the extent necessary to be enforceable within the jurisdiction of the court making the ruling.

7.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original. In that event, in proving this Agreement it shall only be necessary to produce or account for the counterpart signed by the party against whom the proof is being presented.

7.6 Headings. The Section and Subsection headings have been included for convenience only, are not part of this Agreement and shall not be taken as an interpretation of any provision hereof.

7.7 Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon each corporate party and its successors and assigns and the individual parties, their respective personal representatives, successors and assigns.

7.8 Integration. This Agreement represents the parties’ final understanding as to all matters included herein, and supersedes all prior written or oral agreements of the parties concerning matters covered herein.

7.9 Waiver of Breaches. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of that term, covenant or condition or of any other term, covenant or condition of this Agreement. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of that right or power at any other time.

7.10 Recitals. The Recitals are a part of this Agreement.

7.11 Further Assurances. The parties shall execute and deliver or cause to be executed and delivered such further instruments and documents and shall take such other action as may be reasonably required to more effectively carry out the terms and provisions of this Agreement, including, but not limited to, any and all documents necessary to transfer right, title and interest in the Corporation to the Trust.

7.12 Abandonment. At any time before the filing of the Articles of Merger (notwithstanding approval by the stockholders), this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the board of directors of the Corporation or the board of trustees of the Trust.

7.13 Amendment. The board of directors of the Corporation and the board of trustees of the Trust may amend this Agreement only in writing at any time prior to the filing of the Articles of Merger.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger on the date first above written.

FIRST POTOMAC MANAGEMENT, INC.

By: /s/ Douglas J. Donatelli ___________

Name: Title:	Douglas J. Donatelli President

FIRST POTOMAC REALTY TRUST
By: /s/ Joel F. Bonder________________
Name:Joel F. Bonder
Title:Executive Vice President
CORPORATION STOCKHOLDERS:

/s/ Louis T. Donatelli

Louis T. Donatelli /s/ Douglas J. Donatelli Douglas J. Donatelli

/s/ Nicholas R. Smith

Nicholas R. Smith

/s/ Barry H. Bass

Barry H. Bass /s/ James H. Dawson James H. Dawson

/s/ Kyung Rhee

Kyung Rhee, by Douglas J. Donatelli

pursuant to Power-of-Attorney